Exhibit 99.1

October 26, 2022 08:30 AM Eastern Daylight Time

Air Industries Group Wins Long-Term Agreement for Components for Blackhawk Helicopters

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that it has been awarded a new Long-Term Agreement.

Air Industries has been awarded a five-year Long-Term Agreement (LTA) to manufacture a “quadrant,” a complex assembly that controls the gearbox for the tail-rotor of the Blackhawk Helicopter. The LTA has an estimated value of $2.2 million. An immediate purchase order for $500,000 accompanied the award of the LTA.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “Air Industries is proud of our support of the Blackhawk Helicopter for many, many years. Since January we have received twelve new Long-Term Agreements for Blackhawk product with an estimated value of over $30 million. These Blackhawk LTAs were expected as many of our prior agreements expired in December of last year.

“Strategically, we continue to diversify our product offering to better position the Company. We have also recently experienced a significant increase in new business opportunities for both aerospace and non-aerospace components, and are extremely excited about the recent orders for nuclear submarine work. I am happy to report that we have received our first three orders for submarine product from new clients. While the total value is not substantial, it is a start. We intend to diligently pursue and capitalize on these opportunities.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com